Exhibit 99.2

Synaptics Incorporated Announces Notice of Full Redemption of Convertible Senior Notes Due 2022

SAN JOSE, Calif., June 1, 2021 — Synaptics Incorporated (Nasdaq: SYNA) (the “Company” or “Synaptics”) today announced that it has provided an irrevocable notice of redemption for all $525,000,000 aggregate principal amount of its outstanding 0.50% Convertible Senior Notes due 2022 (the “Notes”), which mature on June 15, 2022 (the “Redemption”). The Notes were issued pursuant to the terms of the Indenture, dated as of June 26, 2017, between the Company and Wells Fargo, National Association, as trustee (the “Indenture”). The Notes are redeemable at a cash redemption price of 100.0% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date of August 4, 2021 (the “Redemption Price”).

Holders of the Notes have the right to convert the Notes called for redemption no later than 5:00 p.m., EDT, on August 3, 2021 (the “Conversion Deadline”). The current Conversion Rate (as defined in the Indenture) is equal to 13.7267 shares per $1,000 principal amount of the Notes, which is the initial Conversion Rate of 13.6947 shares per $1,000 principal amount of the Notes plus a number of Additional Shares (as defined in the Indenture) equal to 0.0320 shares per $1,000 principal amount of the Notes calculated in accordance with 14.03(c) of the Indenture. The Company has elected to settle any conversions by Combination Settlement (as defined in the Indenture) with a Specified Dollar Amount (as defined in the Indenture) per $1,000 principal amount of Notes equal to $1,000, plus a number of shares of the Company’s common stock, $0.001 par value (the “Common Stock”) to be determined pursuant to the Indenture, together with additional cash, if applicable, in lieu of delivering any fractional shares of Common Stock. As a result of this election, the Company expects to repay the principal amount of Notes surrendered for conversion in cash and settle any additional amounts in Common Stock, with cash to be delivered in lieu of fractional shares. Requests for conversion delivered after the Conversion Deadline will only be entitled to receive the Redemption Price for the Notes. The Company currently expects to use cash on hand to fund the cash component of the Redemption and any conversions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About Synaptics Incorporated:

Synaptics (Nasdaq: SYNA) is changing the way humans engage with connected devices and data, engineering exceptional experiences throughout the home, at work, in the car and on the go. Synaptics is the partner of choice for the world’s most innovative intelligent system providers who are integrating multiple experiential technologies into platforms that make our digital lives more productive, insightful, secure and enjoyable. These customers are combining Synaptics’ differentiated technologies in touch, display and biometrics with a new generation of advanced connectivity and AI-enhanced video, vision, audio, speech and security processing. Follow Synaptics on LinkedIn, Twitter and Facebook, or visit synaptics.com.

Synaptics and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

For further information, please contact:

ir@synaptics.com